PRICING SUPPLEMENT No. WFC243 dated March 28, 2024 (To Product Supplement No. WF1, the Prospectus Supplement and the Prospectus, each dated December 20, 2023)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Royal Bank of Canada Senior Global Medium-Term Notes, Series J Equity Index Linked Securities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

■     Linked to the lowest performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® (each, an "Index" and together, the "Indices")
■     Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the lowest performing Index. The lowest performing Index is the Index that has the lowest index return (i.e., the lowest percentage change from its starting level to its ending level). The maturity payment amount will reflect the following terms:
■     If the level of the lowest performing Index increases, you will receive the face amount plus a positive return equal to 160.00% of the face amount
■     If the level of the lowest performing Index is unchanged from its starting level or decreases, but the decrease is not more than 25%, you will receive the face amount
■     If the level of the lowest performing Index decreases by more than 25%, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level, and you will lose more than 25%, and possibly all, of the face amount of your securities
■      Investors may lose a significant portion, or all, of the face amount
■     Your return on the securities will depend solely on the performance of the lowest performing Index. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably
■     All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Indices for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment
■      No periodic interest payments or dividends
■      No exchange listing; designed to be held to maturity

Our initial estimated value of the securities as of the pricing date was $958.01 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See "Estimated Value of the Securities" for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page S-3 of the accompanying product supplement.
The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$38.70	$961.30
Total	$2,364,000.00	$91,486.80	$2,272,513.20
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.

(2)
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC ("RBCCM"), may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Terms of the Securities

Issuer:	Royal Bank of Canada (the "Bank").
Market Measures:	The S&P 500® Index (the "SPX Index"), the Russell 2000® Index (the "RTY Index") and the Dow Jones Industrial Average® (the "INDU Index") (each, an "Index" and together, the "Indices").
Pricing Date:	March 28, 2024.
Issue Date:	April 2, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:
•   if the ending level of the lowest performing Index is greater than its starting level: $1,000 plus:
$1,000 × index return of the lowest performing Index x upside participation rate
•    if the ending level of the lowest performing Index is equal to or less than its starting level, but greater than or equal to its threshold level: $1,000; or
•     if the ending level of the lowest performing Index is less than its threshold level:
$1,000 + ($1,000 × index return of the lowest performing Index)

If the ending level of the lowest performing Index is less than its threshold level, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Upside Participation Rate:	160%.
Stated Maturity Date:
April 3, 2029, subject to postponement. The securities are not subject to redemption by Royal Bank of Canada or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:
With respect to the SPX Index: 5,254.35, which was its closing level on the pricing date.
With respect to the RTY Index: 2,124.547, which was its closing level on the pricing date.
With respect to the INDU Index: 39,807.37, which was its closing level on the pricing date.

Closing Level:
With respect to each Index, closing level has the meaning set forth under "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions" in the accompanying product supplement.

Ending Level:	With respect to each Index, the "ending level" will be its closing level on the calculation day.
Threshold Level:
With respect to the SPX Index: 3,940.7625, which is equal to 75% of its starting level.
With respect to the RTY Index: 1,593.41025, which is equal to 75% of its starting level.
With respect to the INDU Index: 29,855.5275, which is equal to 75% of its starting level.

Index Return:	With respect to each Index, the "index return" is the percentage change from its starting level to its ending level, measured as follows:
Lowest Performing Index:	The Index with the lowest index return.
Calculation Day:	March 29, 2029, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a

PRS-2

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Calculation Day—Securities Linked to Multiple Market Measures" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events" in the accompanying product supplement.
Calculation Agent:	RBC Capital Markets, LLC ("RBCCM")
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below, and the section "United States Federal Tax Considerations" in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the securities, please see the section of the product supplement, "Canadian Federal Income Tax Consequences."

Agent:
Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security. Such securities dealers may include Wells Fargo Advisors ("WFA") (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $1.20 per security of the agent's discount to WFA as a distribution expense fee for each security sold by WFA.
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78017FHZ9
Terms Incorporated in the Master Note:
All of the terms of the securities appearing in this section “Terms of the Securities," the applicable terms appearing under the caption “General Terms of the Securities" in the product supplement WF1, the applicable terms included in the Series J MTN prospectus supplement and the prospectus, each dated December 20, 2023, are incorporated into the master global security that represents the securities and is held by The Depository Trust Company.

PRS-3

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Additional Information About the Issuer and the Securities
You should read this pricing supplement together with product supplement No. WF1, the prospectus supplement and the prospectus, each dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these securities are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to "we," "us" or "our" in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058587/ef20016916_424b5.htm
•	Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
•	Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section "Documents Incorporated by Reference" on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

PRS-4

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Estimated Value of the Securities
Our estimated initial value of the securities, which is set forth on the cover page of this pricing supplement, is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in each Index, interest rates and volatility, and the expected term of the securities.
The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the agent discount and commission and hedging and other costs associated with the securities, reduced the initial estimated value of the securities at the time their terms were set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)' control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent's estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of five months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent's valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent's valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent's estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

PRS-5

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
◾	seek 160.00% leveraged exposure to the upside performance of the lowest performing Index if the ending level is greater than its starting level;
◾
are willing to accept the risk that, if the ending level of the lowest performing Index is less than its starting level by more than 25%, they will be fully exposed to the decrease in the lowest performing Index from its starting level, and will lose more than 25%, and possibly all, of the face amount per security at maturity;

◾
understand that the return on the securities will depend solely on the performance of the lowest performing Index, and that they will not benefit in any way from the performance of the better performing Indices;

◾	understand that the securities are riskier than alternative investments linked to only one of the Indices or linked to a basket composed of each Index;
◾	understand and are willing to accept the full downside risks of each Index;
◾	are willing to forgo interest payments on the securities and dividends on the securities included in the Indices; and
◾	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
◾	are unwilling to accept the risk that the ending level of the lowest performing Index may decrease from its starting level by more than 25%;
◾	seek full return of the face amount of the securities at stated maturity;
◾
seek exposure to a basket composed of each of the Indices or a similar investment in which the overall return is based on a blend of the performances of the Indices, rather than solely on the lowest performing Index;

◾	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page of this pricing supplement;
◾	seek current income;
◾	are unwilling to accept the risk of exposure to the Indices;
◾	seek exposure to the Indices but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
◾	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Indices generally, or to the exposure to the Indices that the securities provide specifically; or
◾	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Indices, please see the sections titled "The S&P 500® Index," "The Russell 2000® Index" and "The Dow Jones Industrial Average®" below.

PRS-6

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:
Step 1: Determine which Index is the lowest performing Index. The lowest performing Index is the Index with the lowest index return.
Step 2: Calculate the maturity payment amount based on the index return of the lowest performing Index, as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Terms And Structure Of The Securities
If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 25%, And Possibly Up To 100%, Of The Face Amount Of Your Securities At Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level of the lowest performing Index relative to its starting level and the other terms of the securities. Because the level of each Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending level of the lowest performing Index is less than its threshold level, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level. The threshold level for each Index is 75% of its starting level. For example, if the lowest performing Index has declined by 25.1% from its starting level to its ending level, you will not receive any benefit of the contingent downside protection feature and you will lose 25.1% of the face amount. As a result, you will not receive any contingent downside protection if the level of the lowest performing Index declines below its threshold level, and you will lose more than 25%, and possibly all, of the face amount per security at maturity. This is the case even if the level of the lowest performing Index is greater than or equal to its starting level or its threshold level at certain times during the term of the securities.
The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
You are subject to the full risks of each Index. If any Index performs poorly, you will be negatively affected, even if the other Indices perform favorably. The securities are not linked to a basket composed of the Indices, where the better performance of an Index could offset the poor performance of others. Instead, you are subject to the full risks of whichever Index is the lowest performing Index. As a result, the securities are riskier than an alternative investment linked to only one of the Indices or linked to a basket composed of each Index. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Index.
Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
Your return on the securities will depend solely on the performance of the lowest performing Index. Although it is necessary for each Index to close above their respective threshold levels in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Indices. The securities may underperform an alternative investment linked to a basket composed of the Indices, since in such case the performance of the better performing Indices would be blended with the performance of the lowest performing Index, resulting in a better return than the return of the lowest performing Index alone.
You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
As a holder of the securities, it will be preferable from your perspective for the Indices to be correlated with each other so that their levels will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Indices will not exhibit this relationship. The less correlated the Indices, the more likely it is that one of the Indices will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Indices to perform poorly; the performance of the better performing Indices is not relevant to your return on the securities. It is impossible to predict what the relationship among the Indices will be over the term of the securities. To the extent that the Indices represent a different equity market, such equity markets may not perform similarly over the term of the securities.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

PRS-8

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

The Securities Are Subject To Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue any securities included in the Indices for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on the obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
The tax treatment of the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled "United States Federal Tax Considerations" in this pricing supplement, the section entitled "Tax Consequences—United States Taxation" in the accompanying prospectus and the section entitled "United States Federal Tax Considerations" in the accompanying product supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled "Certain Income Tax Consequences — Canadian Taxation" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day with respect to an Index will be postponed if the originally scheduled calculation day is not a trading day with respect to either Index or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Index on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last calculation day as postponed.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
Our Initial Estimated Value Of The Securities Is Less Than The Original Offering Price.
Our initial estimated value of the securities is less than the original offering price of the securities. This is due to, among other things, the fact that the original offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the securities. The price, if any, at which you may sell the securities prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value. As a result, the secondary market price of the securities will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the level of each Index, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS's valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.
For a limited period of time after the original issue date, WFS may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.

PRS-9

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Were Set.
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Indices, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current levels of the Indices, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: Index performance; interest rates; volatility of the Indices; correlation among the Indices; time remaining to maturity; and dividend yields on securities included in the Indices. When we refer to the "value" of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of each Index. Because numerous factors are expected to affect the value of the securities, changes in the level of each Index may not result in a comparable change in the value of the securities.
The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the securities. If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time. If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent's valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Risks Relating To The Indices
The Maturity Payment Amount Will Depend Upon The Performance Of The Indices, And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Indices. Investing in the securities is not equivalent to investing in the Indices. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Indices for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Indices would have.

PRS-10

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

•	Historical Levels Of The Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Securities.
•	Changes That Affect The Indices May Adversely Affect The Value Of The Securities And Maturity Payment Amount.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.
•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
The stocks that constitute the RTY Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine any values of the Indices and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,"—Adjustments to an Index" and "—Discontinuance of an Index" in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and our determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of each Index.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Indices may adversely affect the level of each Index.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of each Index.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of each Index.

PRS-11

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level for any Index. The hypothetical starting level of 100.00 for each Index has been chosen for illustrative purposes only and does not represent the actual starting level of any Index. The actual starting level and threshold level for each Index are set forth under "Terms of the Securities" above. For historical data regarding the actual closing levels of the Indices, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.
Upside Participation Rate:	160.00%
Hypothetical Starting Level of each Index:	100.00
Hypothetical Threshold Level of each Index:	75.00 (75% of the hypothetical starting level)
Barrier Amount:	25%
Hypothetical Payout Profile

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
160% Participation Rate
25% contingent
downside protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change of Lowest Performing Index
Hypothetical Security
Return at Maturity
Hypothetical Index Return

PRS-13

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Hypothetical Returns

Hypothetical Ending Level of Lowest Performing Index	Hypothetical Index Return of Lowest Performing Index(1)	Hypothetical Maturity Payment Amount per Security	Hypothetical Pre-Tax Total Rate of Return(2)
200.00	100.00%	$2,600.00	160.00%
175.00	75.00%	$2,200.00	120.00%
150.00	50.00%	$1,800.00	80.00%
140.00	40.00%	$1,640.00	64.00%
130.00	30.00%	$1,480.00	48.00%
120.00	20.00%	$1,320.00	32.00%
110.00	10.00%	$1,160.00	16.00%
105.00	5.00%	$1,080.00	8.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
74.00	-26.00%	$740.00	-26.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%
(1)
The index return of the lowest performing Index is equal to the percentage change from its starting level to its ending level (i.e., the ending level of the lowest performing Index minus its starting level, divided by its starting level).

(2)
The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000 (i.e., the maturity payment amount per security minus $1,000, divided by $1,000).

PRS-14

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Hypothetical Examples
Example 1. The maturity payment amount is greater than the face amount:
	SPX Index	RTY Index	INDU Index
Hypothetical starting level:	100.00	100.00	100.00
Hypothetical ending level:	110.00	140.00	145.00
Hypothetical threshold level:	75.00	75.00	75.00
Hypothetical index return (ending level – starting level)/starting level:	10.00%	40.00%	45.00%
Step 1: Determine which Index is the lowest performing Index.
In this example, the SPX Index has the lowest index return and is, therefore, the lowest performing Index.
Step 2: Determine the maturity payment amount based on the index return of the lowest performing Index.
Because the hypothetical ending level of the lowest performing Index is greater than its hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus:
$1,000 × index return of the lowest performing Index × upside participation rate
$1,000 × 10.00% × 160.00%
= $160.00
On the stated maturity date, you would receive $1,160.00 per security.
Example 2. The maturity payment amount is equal to the face amount:
	SPX Index	RTY Index	INDU Index
Hypothetical starting level:	100.00	100.00	100.00
Hypothetical ending level:	85.00	80.00	90.00
Hypothetical threshold level:	75.00	75.00	75.00
Hypothetical index return (ending level – starting level)/starting level:	-15.00%	-20.00%	-10.00%
Step 1: Determine which Index is the lowest performing Index.
In this example, the RTY Index has the lowest index return and is, therefore, the lowest performing Index.
Step 2: Determine the maturity payment amount based on the index return of the lowest performing Index.
Because the hypothetical ending level of the lowest performing Index is less than its hypothetical starting level, but not by more than the barrier amount, the maturity payment amount per security would be equal to the face amount of $1,000.
On the stated maturity date, you would receive $1,000.00 per security.

PRS-15

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Example 3. Maturity payment amount is less than the face amount:

	SPX Index	RTY Index	INDU Index
Hypothetical starting level:	100.00	100.00	100.00
Hypothetical ending level:	50.00	110.00	125.00
Hypothetical threshold level:	75.00	75.00	75.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%	10.00%	25.00%
Step 1: Determine which Index is the lowest performing Index.
In this example, the SPX Index has the lowest index return and is, therefore, the lowest performing Index.
Step 2: Determine the maturity payment amount based on the index return of the lowest performing Index.
Because the hypothetical ending level of the lowest performing Index is less than its hypothetical starting level by more than 25%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:
$1,000 + ($1,000 × index return of lowest performing Index)
$1,000 + ($1,000 × -50.00%) = $500.00
On the stated maturity date, you would receive $500.00 per security. As this example illustrates, if any Index depreciates by more than 25% from its starting level to its ending level, you will incur a loss on the securities at maturity, even if the other Indices have appreciated or have not declined below their respective threshold levels.

PRS-16

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

The S&P 500® Index
All disclosures contained in this document regarding the SPX Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, its sponsor. None of us, the agent or RBCCM accepts any responsibility for the calculation, maintenance or publication of the SPX Index or any successor index.
The SPX Index measures the performance of the large-cap segment of the U.S. market. The calculation of the level of the SPX Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX Index by reference to the prices of the constituent stocks of the SPX Index without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX Index constituent stocks and received the dividends paid on those stocks.
Additional information regarding the SPX Index may be obtained from the SPX Index website: https://www.spglobal.com/spdji/en/indices/equity/sp-500/. We are not incorporating by reference the website or any material it includes in this document.
Eligibility Criteria
Stocks must meet the following eligibility factors to be considered eligible for the SPX Index:
Domicile. The issuer of the security must be a U.S.-domiciled company. The incorporation and/or registration, operational headquarters location and primary stock exchange listing are the principal factors determining country of domicile. Other factors considered include the geographic breakdown of revenue and assets, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant by the Index Committee. All final domicile determinations are subject to review by the Index Committee.
Security Filing Type. The company issuing the security satisfies the Securities Exchange Act's periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to: Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.
Exchange Listing. The security must have a primary listing on one of the following U.S. exchanges: NYSE; Nasdaq Capital Market; NYSE Arca; Cboe BZX; NYSE American; Cboe BYX; Nasdaq Global Select Market; Cboe EDGA; Nasdaq Select Market; and Cboe EDGX. Over-the-counter (OTC) markets including Pink Open Market, do not satisfy this criterion.
Organizational Structure and Share Type. The issuer of the security must be a corporation (including equity and mortgage REITs) and the security must be common stock (i.e., shares). The following organizational structures and share types do not satisfy this criterion: business development companies; preferred stock; limited partnerships; convertible preferred stock; master limited partnerships; unit trusts; limited liability companies; equity warrants; closed-end funds; convertible bonds; exchange-traded funds; investment trusts; exchange-traded notes; rights; royalty trusts; American depositary receipts; and special purpose acquisition companies.
Tracking Stocks. Tracking stocks are not eligible for inclusion.
Multiple Share Classes. Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX Index. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX Index while a second listed share class line of the same company is excluded.
Market Capitalization. In order for a security to be eligible, the issuer of the security must have a total market capitalization of $15.8 billion or more.
Investable Weight Factor (IWF). A security must have an IWF of at least 0.10 as of the rebalancing effective date. The IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders (i.e., shareholder who purchase shares for control and not investment). Control holders generally include, but are not limited to: officers and directors; private equity, venture capital and special equity firms; asset managers and insurance companies with direct board of director representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement/pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (a 5% threshold is used as detailed information on holders and their relationship to the company is generally not available for holders below that threshold). In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In most cases, an IWF is reported to the nearest one percentage point. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares and no other

PRS-17

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.
Liquidity. The security must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date and have a float-adjusted liquidity ratio (defined as the annual dollar value traded divided by the float-adjusted market capitalization) greater than or equal to 0.75 at the time of addition to the SPX Index. Current constituents have no minimum requirement.
Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive, as should the most recent quarter. For equity real estate investment trusts (REITs), financial viability is based on GAAP earnings and/or Funds From Operations (FFO), if reported. For IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, the index sponsor considers the de-SPAC transaction to be an event equivalent to an IPO, and twelve months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the SPX Index. Spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX Index).
Index Construction
Index constituents are selected from the S&P Total Market Index, which measures the performance of the broad U.S. market and includes all eligible U.S. common equities. Constituent selection is at the discretion of the Index Committee and is based on the eligibility criteria. The SPX Index has a fixed constituent count of 500. Sector balance, as measured by a comparison of each Global Industry Classification Standard (GICS®) sector’s weight in the SPX Index with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the SPX Index.
The SPX Index is weighted by float-adjusted market capitalization. Under float adjustment, the share counts used in calculating the SPX Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control holders.
Index Calculation
The SPX Index is calculated using a base-weighted aggregate methodology. The level of the SPX Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX Index, it serves as a link to the original base period level of the SPX Index. The index divisor keeps the SPX Index comparable over time and is the manipulation point for all adjustments to the SPX Index, which is explained further in the section "Index Maintenance" below.
Index Maintenance
Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Committee.
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX Index and do not require index divisor adjustments.
To prevent the level of the SPX Index from changing due to corporate actions, corporate actions which affect the total market value of the SPX Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX Index remains constant and does not reflect the corporate actions of individual companies in the SPX Index. Index divisor adjustments are made after the close of trading and after the calculation of the SPX Index closing level.
Share counts are updated to the latest publicly available filings on a quarterly basis. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits and mandatory distributions, are implemented when they occur and not subject to a minimum threshold for implementation. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.
Accelerated Implementation Rule
Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria: (a) at least $150 million and (b) at least 5% of the pre-event total shares. In addition to the materiality threshold,

PRS-18

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

public offerings must be underwritten, have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities and have a publicly available confirmation from an official source that the offering has been completed. For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
Dutch Auctions, Self-tender Offer Buybacks and Split-off Exchange Offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P Dow Jones Indices LLC (the "index sponsor").
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, the index sponsor will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter.
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
Index Governance
In addition to its daily governance of the SPX Index, at least once within any 12-month period, the Index Committee reviews its methodology to ensure the SPX Index continues to achieve its stated objectives and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX Index is a product of S&P and/or its affiliates and has been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SPX Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX Index is the licensing of the SPX Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the securities into consideration in determining, composing or calculating the SPX Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the SPX Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX Index. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT,

PRS-19

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information
We obtained the closing levels of the SPX Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the SPX Index for the period from January 1, 2019 to March 28, 2024. The closing level on March 28, 2024 was 5,254.35. The historical performance of the SPX Index should not be taken as an indication of the future performance of the SPX Index during the term of the securities.

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0.00
Closing Levels
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

PRS-20

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

The Russell 2000® Index
All disclosures contained in this document regarding the Russell 2000® Index (the "Index"), including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, its sponsor. None of us, the agent or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The Index was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the Index. The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 96% of the investable U.S. equity market. The Index is determined, comprised, and calculated by FTSE Russell without regard to the securities.
Selection of Stocks Underlying the Index
All companies eligible for inclusion in the Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese N share, it will not be considered eligible for inclusion.
All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the rank day, which is the last business day of April. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the rank day, it must have a closing price at or above $1.00 on another eligible U.S. exchange, to remain eligible for inclusion.
An important criterion used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the rank day for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. If multiple classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.
Companies with a total market capitalization of less than $30 million are not eligible for the Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report acquired fund fees and expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day, all eligible securities are ranked by their total market capitalization. Reconstitution of the Index occurs on the fourth Friday in June. In addition, FTSE Russell adds initial public offerings to the Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

PRS-21

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.
The securities are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Historical Information
We obtained the closing levels of the RTY Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the RTY Index for the period from January 1, 2019 to March 28, 2024. The closing level on March 28, 2024 was 2,124.547. The historical performance of the RTY Index should not be taken as an indication of the future performance of the RTY Index during the term of the securities.

PRS-22

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

The Dow Jones Industrial Average®
All disclosures contained in this document regarding the INDU Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, its sponsor. None of us, the agent or RBCCM accepts any responsibility for the calculation, maintenance or publication of the INDU Index or any successor index.
The Dow Jones Industrial Average® is a price-weighted index, which means an underlying stock's weight in the INDU Index is based on its price per share rather than the total market capitalization of the issuer. The INDU Index is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU Index tend to be regarded as market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.
The INDU Index is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the INDU Index are made entirely by the Averages Committee without consultation with the corporations represented in the INDU Index, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU Index are reviewed on an as-needed basis. Changes to the common stocks included in the INDU Index tend to be made infrequently, and the underlying stocks of the INDU Index may be changed at any time for any reason. The companies currently represented in the INDU Index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and Nasdaq.
In addition to the daily governance of indices and maintenance of index methodologies, at least once within any 12-month period, the INDU Index methodology is reviewed to help ensure that the INDU Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.
The INDU Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the INDU Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU Index have been changed on a relatively infrequent basis.
Computation of the Dow Jones Industrial Average®
The level of the Dow Jones Industrial Average® is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU Index. Because the INDU Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU Index.
License Agreement
S&P® is a registered trademark of Standard & Poor's Financial Services LLC ("S&P") and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. "DJIA®" is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by us. The Dow Jones Industrial Average® is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P Dow Jones Indices' only relationship to us with respect to the Dow Jones Industrial Average® is the licensing of the Dow Jones Industrial Average® and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of us or holders of the securities into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or

PRS-23

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average®. It is possible that this trading activity will affect the value of the securities.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Historical Information
We obtained the closing levels of the INDU Index in the graph below from Bloomberg Finance L.P., without independent verification.
The following graph sets forth daily closing levels of the INDU Index for the period from January 1, 2019 to March 28, 2024. The closing level on March 28, 2024 was 39,807.37. The historical performance of the INDU Index should not be taken as an indication of the future performance of the INDU Index during the term of the securities.

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Closing Levels
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

PRS-24

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

United States Federal Tax Considerations
The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption "United States Federal Tax Considerations."
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Indices that is treated as an "open transaction" for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders" in the product supplement.
Under Section 871(m) of the Code, a "dividend equivalent" payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments ("ELIs") that are "specified ELIs" may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an "underlying security," which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Indices or the securities (for example, upon an Index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Indices or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-25

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due April 3, 2029

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

PRS-26